Exhibit 10.21

SECOND CONTRACT ADDENDUM

THIS SECOND CONTATRACT ADDENDUM was agreed on 19 December 2022

PARTIES:

EEW H2 Ltd. OF THE FIRST PART AS “BUYER”

- AND -

EEW Eco Energy World Development Holdings One BV OF THE SECOND PART AS “SELLER”.

BACKGROUND

A)	EEW H2 Ltd. and EEW Eco Energy World Development Holdings One BV (the “Parties”) entered into the contract (the “Original Contract”) date 22 June 2022, for the purpose of a Share Purchase Agreement. The Original Contract was further amended on 30 September 2022.

B)	The Parties desire to further amend the Original Contract on the terms and conditions set forth in this Contract Addendum (the “Second Contract Addendum”).

C)	References in this Agreement to the Contract are to the Contract as previously amended or varied.

AGREED TERMS

1	Terms defined in the Original Contract in this Agreement, expressions defined in the Original Contract and used in this Agreement have the meaning set out in the Original Contract and as amended on 30 September 2022. The rules of interpretation set out in the Original Contract apply to this Agreement.

2	Variation With effect from 19 December 2022 (the Variation Date) the parties agree the following variations to the Original Contract:

AMENDMENTS

Late Payments

In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (a) two percent (2%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued.

In the event that payments remain outstanding by 31 December 2023, the Buyer shall be obligated to settle the equivalent value of accrued interest and the outstanding amounts in shares of the Buyer valued at US$0.65 each.

No Other Change

1)	Except as otherwise expressly provided in this agreement, all of the terms and conditions of the Contract remain unchanged and in full force and effect.

Miscellaneous Terms

2)	Capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to them in the Contract. Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa.

Governing Law

3)	Subject to the terms of the Contract, it is the intention of the Parties that this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of England, without regard to the jurisdiction in which any action or special proceeding may be instituted.

On behalf of EEW Eco Energy World Development Holdings One BV, the Seller, acting by two Directors

/s/ Svante Kumlin
Svante Kumlin, Director

/s/ Fredrik Werner
Fredrik Werner, Director

On behalf of EEW H2 Ltd., the Buyer, acting by two Directors

/s/ Svante Kumlin
Svante Kumlin, Director

/s/ Reza Ghanei
Reza Ghanei, Director